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Exhibit 23.7

[LETTERHEAD OF ERNST & YOUNG]

To the Managing Board of Euronext N.V.

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 18, 2006, with respect to the consolidated financial statements of Euronext N.V., Amsterdam, The Netherlands included in the Registration Statement (Form S-4) and related Prospectus of NYSE Euronext, Inc. for the registration of 269,678,387 shares of its common stock.

/s/ Ernst & Young Accountants
Amsterdam, The Netherlands
September 18, 2006

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[LETTERHEAD OF ERNST & YOUNG]